EXHIBIT 4.3


                               DELUXE CORPORATION

                        DEFERRED COMPENSATION PLAN TRUST


                          EFFECTIVE: NOVEMBER 19, 2001

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                               DELUXE CORPORATION
                        DEFERRED COMPENSATION PLAN TRUST


         THIS TRUST AGREEMENT ("AGREEMENT") is made and entered into the 19th day of November, 2001 by Deluxe Corporation, a Minnesota corporation, (the "Company"), and Wachovia Bank, N.A. (Trustee Name), and its successor or successors and assigns in the trust hereby evidenced, as trustee (the "Trustee").


                                   WITNESSETH:

         WHEREAS, the Company has adopted the Deluxe Corporation Deferred Compensation Plan (the "Plan") for the benefit of a select group of management and/or highly compensated employees of the Company; and

         WHEREAS, the Company has incurred or expects to incur liabilities under the terms of such Plan with respect to the individuals participating in such Plan; and

         WHEREAS, the Company wishes to establish a trust (hereinafter called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency, as herein defined, until paid to Participants of the Plan and their beneficiaries in such manner and at such times as specified in the Plan; and

         WHEREAS, it is the intention of the parties that this Trust constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management and/or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

         WHEREAS, it is the intention of the Company to make contributions to the Trust to provide a source of funds to assist in the meeting of the liabilities under the Plan;

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


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                                   ARTICLE I
                                  INTRODUCTION

1.1 The Trust, the Plan, Participants. This Agreement and the Trust hereby evidenced shall be known as the "Deluxe Corporation Deferred Compensation Plan Trust." The Trust is established for the benefit of a select group of management and/or highly compensated employees of the Company who are or become covered under the Plan and their beneficiaries, as determined in accordance with the provisions of the Plan, which employees and beneficiaries are referred to as "Participants." However, the Participants shall not have any right or security interest in any specific asset of the Trust or beneficial ownership in or preferred claim on the assets of the Trust, it being understood that the assets of the Trust shall be available for the claims of the Company's creditors to the extent provided in Article V and all rights created under the Plan or the Trust shall be unsecured contractual rights against the Company.

1.2 Status of Trust. The Trust is intended to constitute a grantor trust under Sections 671-678 of the Internal Revenue Code, as amended, and shall be construed accordingly.

         a) The Company hereby deposits with Trustee in trust $100, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Agreement. From time to time, the Company in its discretion may, or as otherwise required under this Agreement will, deliver to the Trustee additional funds or other property to be held, invested and distributed by the Trustee in accordance with the provisions of this Agreement.

         b)       The Trust hereby established shall be irrevocable.

         c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participants and general creditors as herein set forth.


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                  Participants shall not have a preferred claim on, or any
                  beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of the Participants against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in paragraph
                  5.1 herein.

1.3 Acceptance. The Trustee accepts the duties and obligations of the Trustee hereunder, agrees to accept delivery of property delivered to it by the Company pursuant to paragraph 1.2, and agrees to hold such property (and any proceeds from the investment of such property) in trust in accordance with this Agreement.

1.4 The Committee. The committee that is responsible for the administration of the Plan is the Management Committee appointed to administer the Plan pursuant to Section 11 of the Plan (hereinafter "Committee"), which Committee shall have certain powers, rights and duties under this Agreement, as described below. The Trustee may request from time to time that an officer of the Company certify to the Trustee the person or persons who are acting as the members of the Committee or who have been delegated the authority to act on behalf of the Committee. The Trustee may rely on the latest certificate received without further inquiry or verification.

                                   ARTICLE II
                          MANAGEMENT OF THE TRUST FUND

2.1 The Trust Fund. Unless the context clearly implies or indicates otherwise, the term "Trust Fund" as of any date means all property of every kind then held under this Agreement by the Trustee or any custodian, and the term "Fund Value" means the cash surrender value of all Policies (as defined below) in the Trust Fund, plus the fair market value of all other property in the Trust Fund, as determined by the Trustee.

2.2 Funding Level. On December 31, 2001, and every June 30 and December 31 thereafter (such dates being referred to as "Calculation Dates"), the Company shall determine the Company's accrued liability under the Plan, as reflected on the Company's balance sheet (the "Accrued Liability"). Within forty-five (45) days after each such Calculation Date, the Company shall contribute to the Trust Fund assets equal in value to the amount, if any, by which the Accrued Liability on such Calculation Date exceeds the Fund Value on such date. In order to facilitate the reconciliation contemplated by this paragraph, the Trustee shall furnish to the Committee, as soon as practicable after each Calculation Date, a statement showing the Fund Value as of the Calculation Date.


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2.3      Change in Control. Notwithstanding the provisions of paragraph 2.2 above, should the Trustee determine in its reasonable judgment that a Change in Control is reasonably likely to occur within the next sixty days, the Trustee shall determine the Accrued Liability under the Plan as of a date(s) fixed by the Trustee (the "Special Calculation Date") and, immediately upon receipt of notice of such determination, the Company shall contribute to the Trust Fund assets equal in value to the amount, if any, by which the Accrued Liability on such Special Calculation Date exceeds the Fund Value on such date, together with an expense reserve for the Trustee's anticipated expenses and fees in the amount of $100,000. Following a Change in Control, any determination(s) of Accrued Liability deemed necessary by the Trustee and/or Company shall be made by the Trustee and shall be binding on the Company. For purposes of this Agreement, the term "Change in Control" shall have the meaning ascribed to it in the Plan.

2.4 Trustee's General Powers, Rights and Duties. With respect to the Trust Fund and subject only to the limitations expressly provided in this Agreement (including the powers reserved to the Committee to direct the Trustee with respect to investments or insurance assets prior to a Change in Control or imposed on the Committee or Company by applicable law), the Trustee shall have the following powers, rights and duties in addition to those vested in it elsewhere in this Agreement or by law:

         a) To invest and reinvest part or all of the Trust Fund in (i) life insurance policies, (ii) securities that are readily tradable on an established securities market (including investments in any stocks, bonds, debentures, mutual fund shares, notes, commercial paper, and treasury bills) and (iii) interest bearing deposits held by any bank or similar financial institution, provided however that in no event shall any portion of the Trust Fund be invested in securities (including stock or the right to acquire stock) of or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests.


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         b)       To apply for, pay premiums on and maintain in force on the lives of some or all of the Participants, individual, group term, universal or other life insurance policies ("Policies" or "Policy") to finance benefits under the Plan . For purposes of this Trust, the Trustee may purchase a Policy from the Company or from the Participant only if the Trustee is directed by the Committee and pays, transfers or otherwise exchanges for the Policy no more than the cash surrender value of the Policy and the Policy is not subject to a mortgage or similar lien which the Trustee would be required to assume; and to have with respect to Policies any rights, powers, options, privileges and benefits usually comprised in the term "incidents of ownership" and normally vested in an insured or owner of such Policies.

         c) To retain in cash such amounts as the Trustee considers advisable and as are permitted by applicable law and to deposit any cash so retained in any depository (including any bank acting as Trustee) which the Trustee may select.

         d) To manage, sell, insure and otherwise deal with all real and personal property held by the Trustee on such terms and conditions as the Trustee shall decide.

         e) To vote stock and other voting securities personally or by proxy, to exercise subscription, conversion and other rights and options, to take any action and to abstain from taking any action with respect to any reorganization, consolidation, merger, dissolution, recapitalization, refinancing and any other program or change affecting any property constituting a part of the Trust Fund, to hold or register any property from time to time in the Trustee's name or in the name of a nominee or to hold it unregistered or in such form that title shall pass by delivery and, with the approval of the Committee, to borrow from anyone, including any bank acting as Trustee, to the extent permitted by law, such amounts from time to time as the Trustee considers desirable to carry out this Trust (and to mortgage or pledge all or part of the Trust Fund as security).

         f) To make payments from the Trust Fund to provide benefits that have become payable under the Plan pursuant to paragraph 4.5 or that are required to be made to the creditors of the Company pursuant to paragraph 5.2.

         g) To maintain in the Trustee's discretion any litigation the Trustee considers necessary in connection with the Trust Fund, subject to paragraph 4.3.


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         h)       The Company shall be responsible for withholding and paying all Social Security, Medicare and other employment taxes that are required to be withheld from each payment. Prior to the distribution of any payment due to or on account of any Participant, the Trustee shall request in writing (unless otherwise received) from the Committee, the amount of any income tax or other taxes to be withheld and paid with respect to such payment and the Trustee shall pay such amounts to the applicable federal, state or other taxing authorities. The payments due to or on account of a Participant shall be net of such taxes. In the event the Trustee has not received a written statement of such taxes from the Committee as to the amounts to be withheld within sixty (60) days after the Trustee has requested such information, the Trustee in its sole discretion may elect to withhold from any benefit payment then due such amount of taxes based on the highest federal, state and, if applicable, local tax rates then applicable to the benefit recipient. The Company agrees to indemnify and hold harmless the Trustee with respect to any claim for withholding taxes made against the Trustee by any taxing authority or any Participant so long as the Trustee acts in good faith in following the procedures set forth in this Section.

         i) To maintain accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such other records as the Committee specifies and the Trustee agrees to, which records may be audited from time to time by the Committee or anyone named by the Committee.

         j) To furnish periodic accounts to the Committee for such periods as the Committee may specify, showing all investments, receipts, disbursements and other transactions involving the Trust during the applicable period. Within sixty (60) days following the close of each calendar year and within sixty
                  (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company, a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Committee or the Company may approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within six (6) months from the date upon which the accounting was delivered to the Committee or the Company.


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                  Upon the receipt of a written approval of the accounting, or upon the passage of the period of time within which objection may be filed without written objections having been delivered to the Trustee, such accounting shall be deemed to be approved, and the Trustee shall be released and discharged as to all items, matters and things set forth in such accounting, as fully as if such accounting had been settled and allowed by decree of a court of competent jurisdiction in an action or proceeding in which the Trustee, the Company and all persons having or claiming to have any interest in the Trust Fund or under the Plan were parties.

         k) To furnish the Company with such information in the Trustee's possession as the Company may need for tax or other purposes.

         l) To employ agents, attorneys, accountants, and other persons (who also may be employed by the Company or the Committee), to delegate discretionary powers to such persons, to reasonably rely upon information and advice furnished by such persons; provided that each such delegation and the acceptance thereof by each such person shall be in writing; and provided further that the Trustee may not delegate its responsibilities as to the management or control of the assets of the Trust Fund.

         m) To perform all other acts which in the Trustee's judgment are appropriate for the proper management, investment and distribution of the Trust Fund.

         n) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or the Committee, as appropriate, which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company or the Committee, as appropriate and shall be indemnified by the Company for such action or omission. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.


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         o)       Notwithstanding any powers granted to the Trustee pursuant to this Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

2.5 Company's Right to Substitute Assets. Subject to subparagraph 2.2(a) above, the Company shall have the right at any time prior to a Change in Control, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. The Trustee shall have the right, in its sole and absolute discretion, to approve the substitution of any assets by the Company following a Change in Control.

                                  ARTICLE III
                        MANNER OF ACTION OF THE COMMITTEE

         The Committee may act by meeting, or by writing signed without meeting, and may sign any document by signing one document or concurrent documents. An action of a majority of Committee members at a meeting, or by written consent in lieu of a meeting, shall be effective as if taken on or made by all Committee members. An employee of the Company or a Committee member who is also a Participant shall not be involved in the decisions of the Company or the Committee regarding benefits with respect to himself or herself.

                                   ARTICLE IV
                               GENERAL PROVISIONS

4.1 Restrictions on Reversion. The Company shall not have any right, title or interest in the assets of the Trust Fund, nor will any part of the assets of the Trust Fund revert or be repaid to the Company until all benefits due under the Plan and fees and expenses of the Trust have been paid pursuant to the terms of the Plan and in accordance with the provisions of paragraphs 4.5 and 7.2, except as follows:


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         a)       The assets of the Trust Fund shall be available for the claims of the Company's creditors under the circumstances specified in Article V;

         b) If the Company ceases to maintain the Plan, any balance remaining in the Trust Fund after all benefits have been paid pursuant to the terms of the Plan and in accordance with the provisions of paragraph 4.5 shall revert to the Company;

         c) Except after a Change in Control, upon the written request of the Committee at any time, the Trustee shall repay to the Company any excess assets (as defined below) in the Trust Fund, provided that the Committee furnishes to the Trustee a statement acceptable to the Trustee as to the Company's Accrued Liability under the Plan. For these purposes, "excess assets" means any amount by which the Fund Value exceeds one hundred ten percent (110%) of the Company's Accrued Liability under the Plan.

                  In the event of a Change in Control , no assets of the Trust Fund shall revert or be repaid to the Company, under any circumstances, until all benefits due under the Plan and fees and expenses of the Trust have been paid pursuant to the terms of the Plan and in accordance with the provisions of paragraph 4.5.

4.2 Non-alienation of Trust Assets. To the extent permitted by law, the rights or interests of any Participant to any benefits or future payments hereunder shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of any such Participant, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign (either at law or in equity) any of the benefits or rights which he/she may expect to receive (contingently or otherwise) under the Plan, except as may be required by the tax withholding provisions of the Internal Revenue Code or of a state's income tax act.

4.3 Litigation. Any final judgment that is not appealed or appealable and which may be entered in any suit or legal proceeding regarding this Trust shall be binding and conclusive on the parties hereto and all persons having or claiming to have an interest in the Trust. In the defense of any suit or legal proceeding arising in connection with this Trust, the Company shall have the right to control such defense, including, without limitation, the right to negotiate, compromise or settle such suit or legal proceeding, in the Company's sole discretion. The Trustee shall have the right to participate in, but not control, the defense of any such suit or legal proceeding. In the event the Company chooses not to control the defense of a suit or legal proceeding arising in connection with this Trust or in the event the Trustee reasonably participates, the Trustee shall undertake such defense in its discretion and the Company shall indemnify the Trustee against the Trustee's reasonable costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) relating thereto. If the Company does not pay such reasonable costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.


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4.4      Trustee's Actions Conclusive. Except as otherwise provided by law, the
         Trustee's exercise or non-exercise of its powers and discretion in good faith shall be conclusive on all persons. No one shall be obliged to see to the application of any money paid or property delivered to the Trustee. The certificate of the Trustee that it is acting in accordance with this Agreement will fully protect all persons dealing with the Trustee. If there is a disagreement between the Trustee and anyone as to any act or transaction reported in any accounting, the Trustee shall have the right to a settlement of its account by any proper court.

4.5 Benefit Payments. The Committee shall direct the Trustee in writing to make distributions of benefits from the Trust Fund that have become payable, but that have not been paid by the Company under the Plan to Participants, including the amount and manner of payment of any such benefit. If a payment required under the terms of the Plan has not been made to a Participant (whether due to the failure of the Committee to notify the Trustee as required by this paragraph or otherwise), then the Participant may notify the Trustee in writing of the amount (or a reasonable estimate of the amount) owed to him or her pursuant to the Plan, and the date or dates such amount was due and payable. The Trustee shall notify the Committee and the Company within fifteen (15) calendar days of the receipt of such payment request.

         If the Committee or the Company does not provide the Trustee with a statement of the amount due and payable within sixty (60) days of the date the Trustee notified the Committee and the Company of the payment request, the Trustee shall make the payment or payments requested by the Participant from the Trust Fund and may conclusively rely on such payment or payments being the appropriate amount. The Trustee shall also notify the Committee and the Company of any such payments. Payment shall be made to a Participant from the Trust Fund in accordance with the terms of the Plan until the earlier of: (i) all benefit commitments due the Participant under the Plan as requested by the Participant in his or her notification to the Trustee have been satisfied; or (ii) the Committee or the Company provide a statement of the amount due and payable. If a statement of the amount due and payable is so provided, an appropriate adjustment, if any, in the amount paid and to be paid to the Participant shall be made. If a Participant or beneficiary disputes the adjustment in the amount or form of the payments, such Participant or beneficiary may make application to the Trustee for an independent decision as to the amount or form of their benefits due under the Plan.


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         In making any determination required or permitted to be made by the
         Trustee under this section, the Trustee shall, in each such case, reach its own independent determination, in its absolute and sole discretion, as to the Participant's or Beneficiary's entitlement to a payment hereunder. In making its determination, the Trustee may consult with and make such inquiries of such persons, including the Participant or Beneficiary, the Company, legal counsel, actuaries or other experts, as the Trustee may reasonably deem necessary. Any reasonable costs incurred by the Trustee in arriving at its determination shall be reimbursed by the Company and, to the extent not paid by the Company within a reasonable time, shall be charged to the Trust. The Company waives any right to contest any amount paid over by the Trustee hereunder pursuant to a good faith determination made by the Trustee notwithstanding any claim by or on behalf of the Company (absent a manifest abuse of discretion by the Trustee) that such payments should not be made. The Trustee shall be fully protected in acting without Committee direction under this paragraph and shall be indemnified and saved harmless as provided in paragraph 4.8. The Trustee shall make such distributions from the Trust Fund in accordance with the provisions of this paragraph 4.5, subject to the provisions of Article
         V. If Trust assets are not sufficient to pay the benefits from the Plan, the Company shall make the balance of each such payment when due.

4.6 Missing Persons. If any payment directed to be made by the Trustee from the Trust Fund is not claimed by the person entitled thereto, the Trustee shall notify the Committee of that fact. Neither the Company, the Committee nor the Trustee shall have any obligation to search for or ascertain the whereabouts of any payee under this Trust.

4.7 Liabilities Mutually Exclusive. To the extent permitted by law, the Company, the Trustee, the Committee and each member thereof shall be responsible only for their own acts or omissions.


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4.8      Indemnification. To the extent permitted by law, neither the Trustee, any present or former Committee member, nor any person who is or was a director, officer, or employee of the Company, shall be personally liable for any act done, or omitted to be done, in good faith in the administration of this Trust. Any person to whom the Committee or the Company has delegated any portion of its responsibilities under the Trust, any person who is or was a director or officer of the Company, members and former members of the Committee, and each of them, shall, to the extent permitted by law, be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to this Trust) from and against any and all liability or claim of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Trust or the investment of the Trust Fund, including all expenses and settlement payments reasonably incurred in their defense if the Company fails to provide such defense after having been requested to do so in writing. The Trustee shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to this Trust) only with respect to liability or claim of liability to which the Trustee shall be subjected by reason of its good faith compliance with any directions given in accordance with the provisions of the Trust by the Committee; provided, however, that to the extent required by federal or state law, the payment by the Company of such defense-related expenses under this paragraph 4.8 to any such person shall be made prior to the final disposition of the subject proceeding only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to this indemnification.

4.9 Compensation and Expenses. All reasonable costs, charges and expenses incurred by the Trustee pursuant to subparagraph 2.2(g) and all other reasonable compensation, costs, charges and expenses incurred in the administration of this Trust, as agreed upon between the Committee and the Trustee, shall be paid from the Trust Fund to the extent not paid by the Company within thirty (30) days of receipt of Trustee's invoice.

4.10 Action by the Company. Any action with respect to this Trust required or permitted to be taken by the Company shall be by resolution of its Board of Directors, by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.


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4.11     Evidence. Evidence required of anyone under this Agreement shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable.

4.12 Waiver of Notice. Any notice required under this Agreement may be waived by the person entitled to such notice.

4.13 Counterparts. This Agreement may be executed in two or more counterparts, any one of which will be an original without reference to the others.

4.14 Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

4.15 Scope of this Agreement. The Plan and this Trust will be binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and upon the Company, the Committee, the Trustee, and their successors and assigns.

4.16 Severability. If any provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and they shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

4.17 Statutory References. Any references in this Agreement to a section of the Internal Revenue Code shall include any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

4.18 Applicable Law. The Trust shall be construed in accordance with the laws of the State of North Carolina.

                                    ARTICLE V
                                   INSOLVENCY

5.1 Insolvency. The Company shall be considered "Insolvent" for purposes of this Trust if the Company's debts, other than debts disputed in good faith, are not paid in the ordinary course of business, or if its affairs become the subject of reorganization or liquidation proceedings as a debtor under federal bankruptcy laws.


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5.2      Payments During Insolvency. At all times during the existence of this
         Trust while the Company remains Insolvent, assets and rights of the Trust shall be subject to the claims of the Company's general creditors. Therefore, if the Trustee knows that the Company is Insolvent (as defined in paragraph 5.1), the Trustee shall discontinue benefit payments that otherwise would be paid and will deliver or otherwise make available assets of the Trust to satisfy the claims of the Company's creditors as directed by a court of competent jurisdiction. If the Company becomes Insolvent, its Board of Directors and its Chief Executive Officer shall have the duty to promptly inform the Trustee of the Company's Insolvency. The Committee shall have the same duty if and when it becomes aware that the Company has become Insolvent or upon an inquiry of the Company's solvency by the Trustee. Participants shall not be granted greater rights to the Trust Fund by virtue of their rights under the Plan than other general creditors of the Company, but no provision of the Trust shall diminish the rights of a Participant to pursue his or her rights as a general creditor of the Company with respect to any benefits he or she is entitled to under the Plan, or otherwise. The Trustee shall resume the payment of benefits in accordance with the Plan after the Trustee has been notified by the Board of Directors or the Chief Executive Officer that the Company is no longer Insolvent.

         Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to this paragraph 5.2 and subsequently resumes such payments, to the extent so directed by the Company, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

5.3 Trustee's Reliance. Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.


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


                                   ARTICLE VI
                        RESIGNATION OR REMOVAL OF TRUSTEE

6.1 Resignation or Removal of Trustee. The Trustee may resign at any time by giving sixty (60) days' advance written notice to the Company and the Committee. Except after a Change in Control, the Company's Board of Directors may remove a Trustee by giving written notice to the Trustee, provided that such removal shall not become effective until the time immediately preceding the written acceptance of this Trust by a successor Trustee appointed pursuant to paragraph 6.2. Following a Change in Control, the Trustee may be removed only with the consent of a Majority of the Participants. For purposes of this Agreement, a "Majority of the Participants" shall mean at least 51% of the Participants on a per capita basis.

6.2 Successor Trustees. In the event of the resignation or removal of the Trustee, a successor Trustee shall be appointed by the Company's Board of Directors in writing as soon as practicable. Written notice of such appointment shall be given by the Company to the predecessor Trustee. Any appointment of a successor Trustee following a Change in Control shall be made only with the consent of a Majority of the Participants.

6.3 Duties of Predecessor Trustee and Successor Trustee. A Trustee that resigns or is removed shall promptly furnish to the Committee and the successor Trustee a final account of its administration of the Trust. A successor Trustee shall succeed to the right and title of the predecessor Trustee in the assets of the Trust Fund and the predecessor Trustee shall deliver the property comprising the Trust Fund to the successor Trustee together with any instruments of transfer, conveyance, assignment and further assurances as the successor Trustee may reasonably require. All records concerning the Plan and the Trust are property of the Company and shall be transferred to the Company or the successor Trustee, at the Company's sole direction. Each successor Trustee shall have all the powers, rights and duties conferred by this Agreement as if named the initial Trustee. Subject to applicable law, no successor Trustee shall be personally liable for any act or failure to act of a predecessor Trustee.


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


                                   ARTICLE VII
                            AMENDMENT AND TERMINATION

7.1 Amendment. This Agreement may be amended from time to time by the Company prior to a Change in Control, except as follows:

         a) The duties and liabilities of the Trustee under this Agreement cannot be changed in any material respect without its consent;

         b) Under no condition shall any amendment result in the return or repayment to the Company of any portion of the Trust Fund or the income therefrom, except to the extent permitted under paragraph 4.1, or result in the distribution of the Trust Fund for any purposes other than payment of obligations of the Company to its creditors, including Participants; and

         c) This Trust may not be amended so as to cause the reduction or cessation of any benefits a Participant would receive under the terms of the Plan, nor may the Trust be amended to make the Trust revocable.

7.2 Amendment Following a Change in Control. Following a Change in Control, no amendment may be made to this Agreement without the consent of the Majority of the Participants; provided however, no such consent is necessary for any amendment which is necessary to comply with applicable law or which is necessary to maintain the tax status of this Agreement.

7.3 Termination. Except as otherwise provided in this paragraph 7.2, this Trust shall not terminate. All the rights, titles, powers, duties, discretions and immunities on or reserved to the Trustee, the Company and the Committee shall continue in effect with respect to the Trust, until all benefits payable to Participants under the Plan and fees and expenses of the Trust have been paid and all assets have been distributed by the Trustee under the Trust and the Plan. Notwithstanding any other provision of this Trust, this Trust shall terminate one day prior to the expiration of a period of twenty-one
         (21) years after the death of the last to die of the employees of the Company who are Participants in the Plan on the day and year first above written. Upon the written approval of all Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments payable under the Plan have been made. Upon termination of the Trust, after all benefits payable to Participants under the Plan and fees and expenses of the Trust have been paid, any assets remaining in the Trust shall be returned to the Company.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed on their behalf and by their respective officers thereunto duly authorized, the day and year first above written.

     Attest/Witness                     Deluxe Corporation

                                        By    /s/ Anthony C. Scarfone
     ------------------------------          -----------------------------------

                                        Its   Senior V. P. & General Counsel
                                             -----------------------------------

     Attest/Witness                     Wachovia Bank, N.A.

                                        By    /s/ Ronald W. Darby
     ------------------------------          -----------------------------------

                                        Its   Vice President
                                             -----------------------------------


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